Exhibit 10.42

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURING AND CLINICAL TRIAL AGREEMENT

BETWEEN
THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

AND

TEKMIRA PHARMACEUTICALS CORPORATION
ON BEHALF OF ITSELF AND ITS WHOLLY OWNED AFFILIATE,
PROTIVA BIOTHERAPEUTICS INC.

DATED DECEMBER 18TH, 2014

Table of Contents

Article 1 Interpretation	1
1.1 Definitions	1

Article 2 Engagement	7
2.1 Appointment of TEKMIRA	7
2.2 Change Orders	7
2.3 OXFORD performance of the Clinical Trial	7
2.4 TEKMIRA performance of Clinical Trial activities	8

Article 3 Manufacturing Services	8
3.1 Use of Materials and Investigational Medicinal Product	8
3.2 Storage	8
3.3 Transport and Risk of Loss	8
3.4 Reporting and Records	9

Article 4 Compensation	9
4.1 Costs, Invoicing, Payment and Audit	9
4.2 Future Development and Use of the Investigational Medicinal Product	10

Article 5 Regulatory Compliance, Support and Responsibilities	10
5.1 Anti-Bribery	10
5.2 Clinical Samples	10
5.3 Regulatory Support	11
5.4 Responsibilities	11
5.5 Records, Audits and Inspections	11
5.6 Variation	12

Article 6 Clinical Trial	12
6.1 Protocol Development	12
6.2 Conduct of Clinical Trial	13
6.3 Personnel	13
6.4 Ethical and Regulatory Approvals	13
6.5 Trial Sites	14
6.6 Data Protection	14
6.7 Pharmacovigilance	14
6.8 Insurance	15

Article 7 Intellectual Property	15
7.1 Background IP	15
7.2 Arising IP	15
7.3 Perfection of Ownership Rights	16

Article 8 Confidentiality	16
8.1 Confidentiality Obligations	16
8.2 Publication	17
8.3 No License	18
8.4 Return of Confidential Information	19

i

Article 9 Representations, Warranties and Covenants	19
9.1 Mutual Representations and Warranties	19
9.2 Individual Representations and Warranties	19
9.3 Disclaimers	19
9.4 No Implied Warranties	20

Article 10 LIABILITY	20
10.1 OXFORD	20
10.2 TEKMIRA	20
10.3 Conditions	20
10.4 LIMITATION OF LIABILITY	21

Article 11 Term and Termination	22
11.1 Term	22
11.2 Cancellation or Termination by OXFORD	22
11.3 Termination for Cause	23
11.4 Other Remedies	23
11.5 Continuing Obligations	23
11.6 Alternate Remedies	23

Article 12 General Provisions	24
12.1 Publicity and Advertising	24
12.2 Amendment	24
12.3 Assignment and Subcontracting	24
12.4 Counterparts	24
12.5 Entire Agreement and Exhibits	24
12.6 Force Majeure	24
12.7 Further Acts	25
12.8 Governing Law	25
12.9 Sale of Goods	25
12.10 Notice	25
12.11 Severability	26
12.12 Waiver	26
12.13 Survivorship	26

ii

MANUFACTURING AND CLINICAL TRIALAGREEMENT

This  MANUFACTURING AND CLINICAL TRIAL AGREEMENT is made as of this 18th day of December, 2014) (the “Effective Date”) between Tekmira Pharmaceuticals Corporation, on behalf of itself and its wholly owned Affiliate, Protiva Biotherapeutics, Inc. (collectively “Tekmira”), each a B.C. corporation having its principal place of business at 100-8900 Glenlyon Way, Burnaby, B.C.V5J 5J8, Canada, and The Chancellor Masters and Scholars of the University of Oxford (“OXFORD”) whose administrative address is University Offices, Wellington Square, Oxford, OX1 2JD.

WHEREAS:

A.
TEKMIRA is in the business of developing, testing, registering, and commercializing proprietary pharmaceutical products and is the developer of TKM-Ebola, an experimental drug product targeting the Ebola virus.

B.
OXFORD is established for the advancement of learning by teaching and research and its dissemination by every means; and it undertakes clinical research in relation to the diagnosis, treatment and prevention of disease and the improvement of healthcare.

C.
OXFORD wishes to conduct an investigator-led clinical trial currently entitled “Rapid Assessment of Potential Interventions & Drugs for Ebola (RAPIDE) – TKM” and wishes to purchase from TEKMIRA, and TEKMIRA wishes to manufacture and supply to OXFORD, TKM-Ebola and associated components for use in such clinical trial to be conducted by OXFORD or its designee in West Africa, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, rights and obligations contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1 Interpretation

1.1	Definitions

For the purposes of this Agreement, the following terms will have the meanings set forth below.

1.1.1	“Academic and Research Purposes” means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

1.1.2
“Affiliate” means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term “controlled” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, will mean the direct or indirect ability or power to direct or cause the direction of the management and policies of such Person or otherwise direct the affairs of such Person, whether through ownership of securities representing fifty percent (50%) or more of the votes that may be voted at a meeting of shareholders of such Person, by contract or otherwise.

1.1.3	“Adequate Procedures” has the meaning set out in section 7(2) of the Bribery Act 2010 and any guidance issued under section 9 of that Act.

1.1.4	“Adverse Reaction” means any untoward and unintended response in a Trial Subject to the Investigational Medicinal Product which is related to any dose administered to that Trial Subject.

1.1.5	“Agreement” means this Manufacturing and Clinical Trial Agreement and all Exhibits attached hereto.

1.1.6
“Applicable Requirements” means the terms of this Agreement, the terms of the Ethics Committee Opinion, the Protocol, the terms of the Regulatory Approval, and all applicable laws, regulations, professional standards and good practice (including, where applicable, GCP and cGMP).

1.1.7	“Arising IP” means any and all Intellectual Property Rights arising from the conduct of the Clinical Trial other than TEKMIRA IP.

1.1.8	“Associated Person” has the meaning set out in section 8 of the Bribery Act 2010.

1.1.9	Background IP” means any and all Intellectual Property Rights owned by or licensed to a Party:

(a)	existing prior to the date of this Agreement; and/or

(b)	developed or acquired independently of this Agreement without use of or reliance upon the Confidential Information of the other Party.

1.1.10	“Business Day” means any day other than a Saturday, Sunday and statutory holiday in the Province of British Columbia, Canada and in London, England.

1.1.11	“cGMP” and “current Good Manufacturing Practice” means all applicable principles, guidelines and guidance for current good manufacturing practice as found in:

(a)
the International Conference on Harmonization of Technical Requirements for the Registration of Pharmaceuticals for Human Use ICH Tripartite Guideline Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients Q7 (also published as CPMP/ICH/4106/00, 10 November 2000);

(b)	the applicable provisions of Directive 2003/94/EC and further guidance as published by the European Commission in Volume 4 of The rules governing medicinal products in the European Union;

(c)	foreign equivalents of the foregoing; and

(d)
 all other legal provisions, regulations, decisions or guidance of competent authorities which are applicable to any sites involved in the manufacture, quality control, quality assurance or supply of the Investigational Medicinal Product.

1.1.12
“Chief Investigator” means Dr Peter Horby or any successor appointed by OXFORD in accordance with Section 6.3.1, who shall be the person who takes primary responsibility for the conduct of the Clinical Trial on behalf of OXFORD.

1.1.13	“Clinical Patient Care” means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Arising Intellectual Property.

1.1.14	“Clinical Samples” means any biological material collected from a Trial Subject in the course of conducting the Clinical Trial.

1.1.15	“Clinical Trial” means the clinical trial currently entitled “Rapid Assessment of Potential Interventions & Drugs for Ebola (RAPIDE) - TKM” as more fully described in the Protocol.

1.1.16
“Confidential Information” means all proprietary or confidential information and materials, patentable or otherwise, of a Party or any of its Affiliates which are disclosed by or on behalf of such Party or any of its Affiliates to the other Party under the Non-Disclosure Agreement, or this Agreement and in connection with the Clinical Trial and clearly identified as “confidential” at the time of disclosure (or, if disclosed orally, identified as “confidential” at the time of disclosure and confirmed as such in writing within thirty (30) days of such oral disclosure).

1.1.17
“Consent Documents” means the information sheet which is to be provided to prospective Trial Subjects and the consent form which is to be signed by Trial Subjects in order to indicate their willingness to participate in the Clinical Trial.

1.1.18
“Consortium Collaborator” means each of OXFORD’s collaborators for the Clinical Trial, which may include Médecins Sans Frontières (MSF), the World Health Organization (WHO), Institut Pasteur, Institut Pasteur de Dakar, Fondation Mérieux, and such other Person(s) as OXFORD may collaborate with from time to time for purposes of the Clinical Trial.

1.1.19	“Contingency Fund” shall have the meaning set forth in Section 4.1.3.

1.1.20	“Damages” means any costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, incurred by a Party hereto.

1.1.21
“Data” means all anonymous or pseudonymous information, which is not the product of analysis or interpretation, relating to the clinical findings or observations in the Clinical Trial necessary for the evaluation of the Investigational Medicinal Product, but excludes Safety Information and Trial Subject medical records located at the Trial Sites.

1.1.22	“Data Controller” has the meaning set out in section 1(1) of the DPA.

1.1.23	“Deposit” has the meaning set forth at Section 4.1.2.

1.1.24	“Disclosing Party” has the meaning set out in Section 8.1.3(b).

1.1.25	“Dollars” and “$” mean the lawful currency of the United States of America.

1.1.26	“DPA” means the Data Protection Act 1998.

1.1.27
“DSUR” means a development safety update report, prepared in accordance with applicable law and the International Conference on Harmonization of Technical Requirements for the Registration of Pharmaceuticals for Human Use ICH Harmonized Tripartite Guideline: Development Safety Update Report E2F (17 August 2010).

1.1.28
“Ethics Committee” means an independent body appointed in accordance with applicable law, whose responsibility is to protect the rights, safety and wellbeing of the Trial Subjects and to provide public assurance of that protection by, among other things, expressing an opinion on the Clinical Trial.

1.1.29
“Ethics Committee Opinion” means, in relation to the conduct of the Clinical Trial a current and valid favourable opinion expressed by an applicable Ethics Committee, setting out, among other things, the terms and conditions of its approval.

1.1.30	“FOI Legislation” means the Freedom of Information Act 2000 and the Environmental Information Regulations 2004.

1.1.31	“Funding” means the funding provided by the Wellcome Trust in support of the Clinical Trial (grant reference 106491/Z/14/Z).

1.1.32	“GCP” means all applicable principles, guidelines and guidance for current good clinical practice as found in:

(a)
the Declaration of Helsinki – Ethical Principles for Medical Research Involving Human Subjects, adopted by the World Medical Assembly in June 1964, as amended by the General Assembly of the Association in October 1975, October 1983, September 1989, and October 1996. The Parties acknowledge that later amendments have not been accepted under applicable law and are excluded from this Agreement until such time as they are accepted under applicable law;

(b)
the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use ICH Tripartite Guideline for Good Clinical Practice E6(R1) (also published as CMP/135/95, 1 July 1996);

(c)	the applicable provisions of the Medicines for Human Use (Clinical Trials) Regulations 2004 and further guidance as published by the UK Medicines and Healthcare products Regulatory Agency;

(d)
the applicable provisions of Directives 2001/20/EC and 2005/28/EC, and further guidance as published by the European Commission in Volume 10 of The rules governing medicinal products in the European Union; and;

(e)	all other legal provisions, regulations, decisions or guidance of competent authorities which are applicable to the conduct of the Clinical Trial.

1.1.33	“Indemnified Person” means a TEKMIRA Indemnitee or an OXFORD Indemnitee.

1.1.34	“Infusion Kit” means the infusion kit to be used for the administration of Investigational Medicinal Product and having the components described in Exhibit 1.1.34.

1.1.35
“Intellectual Property” means the patents, patent applications, including without limitation, Arising IP, TEKMIRA Arising IP, utility, model and design patents and certificates of invention and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions (including supplemental protection certificates), additions, registrations or confirmations to or of any such patent applications and patents, trade names, trademarks, copyright, trade secrets, trade dress, industrial and other designs, trade secrets, improvements, Know-How, and other forms of intellectual property, all whether or not registered or protected, or capable of such registration or protection.

1.1.36
“Investigational Medicinal Product Dossier” means TEKMIRA’s dossier on each Investigational Medicinal Product to be used in the Clinical Trial, compiled in accordance with applicable law and submitted by TEKMIRA to the United States Food and Drug Administration or any successor agency thereof (“FDA”) in support of an application for Regulatory Approval.

1.1.37
“Investigator” means a person (including, if applicable, the Chief Investigator) responsible for the conduct of the Clinical Trial at a Trial Site and, if the Clinical Trial is conducted by a team of persons at a Trial Site, the person responsible for that team.

1.1.38	“Investigational Medicinal Product” means TKM-Ebola presented in wet format, targeting the Guinea variant of the Ebola virus having the product description set forth in Exhibit 1.1.38.

1.1.39
“Investigator Brochure” means the investigator brochure provided by TEKMIRA containing a detailed description of the Investigational Medicinal Product’s chemical structure and siRNA sequence, and a summary of the clinical and non-clinical data related to TKM-Ebola provided by TEKMIRA prior to the commencement of the Clinical Trial, as well as any revisions thereto that may be delivered during the course of the Clinical Trial.

1.1.40
“Know-How” means, to the extent not generally known, any and all non-patentable technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, procedures, practices, formulas, instructions, skills, and/or techniques (however recorded or preserved).

1.1.41
“Manufacture” or “Manufacturing” means, with respect to the Investigational Medicinal Product, all or a portion of the activities associated with the production and processing of such Investigational Medicinal Product, including without limitation, project planning, procurement of components, consumables and/or raw materials, vendor qualification, batch record development, manufacture, quality control testing, quality assurance, storage and shipping.

1.1.42
“Non-Disclosure Agreement” means the Non-Disclosure Agreement dated effective August 19, 2014 between TEKMIRA and the International Severe Acute Respiratory and Emerging Infection Consortium at OXFORD.

1.1.43	“OXFORD Indemnitee” has the meaning set forth in Section 10.2.

1.1.44
“OXFORD Protocol” and “Protocol” means the protocol to be used in the Clinical Trial, which protocol may be based in whole or in part on the TEKMIRA Protocol.  For avoidance of doubt, all references to the term “Protocol” shall mean the OXFORD Protocol.

1.1.45	“Party” means OXFORD or TEKMIRA, and “Parties” means OXFORD and TEKMIRA.

1.1.46	“Person” means a natural person, corporation, partnership, trust, joint venture, limited liability company, non-governmental organization, or any other legal entity.

1.1.47
“Personal Data” has the meaning set out in section 1(1) of the DPA and relates only to Personal Data, or any part of such Personal Data, of which OXFORD is a Data Controller and which it has obtained in the course of conducting the Clinical Trial.

1.1.48	“Personnel” means the Chief Investigator and any Investigator or other individuals involved in the conduct of the Clinical Trial, whether or not employed by OXFORD.

1.1.49
“Pharmacovigilance” means the science and activities relating to the detection, assessment, understanding and prevention of adverse events or any other drug-related problem, or any updated definition published by the World Health Organization from time to time.

1.1.50
 “Tekmira Protocol” means TEKMIRA’s treatment protocol entitled “Treatment Protocol for Use of TKM-130803 Injection in Patients with Confirmed or Suspected Ebola Virus Infection” provided by TEKMIRA to OXFORD.

1.1.51	“Receiving Party” has the meaning set out in Section 8.1.3(b).

1.1.52
“Regulatory Approval” means, in relation to the conduct of the Clinical Trial, any current and valid grant, renewal, validation, authorization, certificate and/or registration of a Regulatory Authority required under applicable law.

1.1.53
“Regulatory Authorities” means the United States Food and Drug Administration or any successor agency thereof (“FDA”), the European Medicines Agency (“EMA”) and any other like governmental authorities in West Africa regulating the importation, distribution, and/or use of therapeutic substances.

1.1.54	“Relevant Requirements” means all applicable laws relating to anti-bribery and anti-corruption, including the Bribery Act 2010, in connection with a Party’s conduct under this Agreement.

1.1.55
“Representatives” means, with respect to TEKMIRA, its Affiliate and their respective directors, officers, employees, consultants, advisors, contractors and agents; and with respect of OXFORD, each Consortium Collaborator and their respective directors, officers, employees, consultants, advisors, contractors and agents (including, where appropriate, students).  For clarity, “Representatives” includes “Personnel” as defined above.

1.1.56
“Regulatory Support” means (a) the design and performance of stability studies for the Investigational Medicinal Product, and (b) the updating of Investigational Medicinal Product regulatory filings with data generated from said stability studies.

1.1.57
 “Results” means any and all discoveries, theories, Know-How, computer software, notes, chemical compounds, biological material, models, prototypes, drawings, information, Data, analyses, case report forms, analytical results, interpretations, results and reports (other than Trial Subject medical records located at the Trial Sites) generated in the course of conducting the Clinical Trial, whether preliminary or final.

1.1.58
“Safety Information” means all filings, submissions and reports concerning the safety of the Investigational Medicinal Product or Pharmacovigilance with or to any Regulatory Authority or Ethics Committee, or a body designated or recognized by any Regulatory Authority or Ethics Committee for such purposes.

1.1.59	“Service Fees” means the fees in US Dollars to be paid by OXFORD to TEKMIRA for the provision of Services as more fully described in Section 4.1.

1.1.60
“Services” means the (a) Manufacture and supply of cGMP grade Investigational Medicinal Product sufficient to provide a full treatment course to one hundred (100)  patients based on estimated batch yield and clinical dose as dictated by body weight, (b) supply of approximately one hundred (100) single use Infusion Kits necessary for gravity fed intravenous infusion, (c) Regulatory Support, and (d) provision of a TEKMIRA Protocol, Investigator Brochures, and instructions for the handling and storage of Investigational Medicinal Product and for the use of Infusion Kits.

1.1.61
“Sponsor” means OXFORD, as the Party taking responsibility for the initiation, management and financing (or arranging the financing) of the Clinical Trial, and the regulatory responsibilities which accompany the role.

1.1.62
“TEKMIRA Arising IP” means (a) any and all Arising IP relating directly to any development of the Investigational Medicinal Product that would, if practiced, infringe TEKMIRA’s Background IP in the Investigational Medicinal Product and (b) all improvements and/or modifications directed to Tekmira IP regardless of the Representative making such improvements and/or modifications.

1.1.63
“TEKMIRA Confidential Information” means the TKEMIRA Protocol, Investigator Brochure, TEKMIRA IP, TEKMIRA Arising IP, stability study design, data and results, and any part or whole of the sum of all images, data, records, reports, charts, information and documentation in physical, electronic or other form which are comprised of and/or derived from Confidential Information, Intellectual Property and/or materials disclosed or provided by or on behalf of TEKMIRA.

1.1.64	“TEKMIRA Indemnitee” has the meaning set forth in Section 10.1.

1.1.65
“TEKMIRA IP” means (a) all materials, information and Confidential Information disclosed and/or supplied by TEKMIRA or its Representatives to OXFORD or OXFORD’s Representatives, and (b) all patents and patent applications owned or controlled by TEKMIRA whether or not disclosed to OXFORD.

1.1.66	“Term” shall have the meaning set forth in Section 11.1.

1.1.67	“Trial Site” means any hospital, health centre, clinic, surgery or other establishment, treatment center or facility where the trial or any part of it is carried out.

1.1.68
“Trial Site Agreement” means the agreement entered into between OXFORD and each Trial Site (or the legal entity controlling the Trial Site) to govern the activities to be performed at that Trial Site in accordance with the Protocol.

1.1.69	Trial Subject” means an individual, whether a patient or not, who participates in the Clinical Trial:

(a)	as a recipient of the Investigational Medicinal Product or of some other treatment or product; or

(b)	without receiving any treatment or product, as a control.

1.1.70	“Wellcome Trust” shall mean the UK charity who are providing funding to OXFORD in support of the Clinical Trial (including in support of the Services provided under this Agreement).

Article 2 Engagement

2.1	Appointment of TEKMIRA

OXFORD hereby engages TEKMIRA to provide Services and Regulatory Support to facilitate the conduct of the Clinical Trial, at OXFORD’s sole cost and expense.  TEKMIRA hereby agrees to perform the Services and provide the Regulatory Support in accordance with the estimated time frames set forth in Exhibit 2.1.  TEKMIRA shall commence procurement of raw materials and components within one (1) Business Day of TEKMIRA’s receipt of the Deposit.

2.2	Change Orders

If OXFORD desires to change any aspect of the Services, including, without limitation, any change to the variant of the Ebola virus to be targeted or the quantity of Investigational Medicinal Product to be delivered, OXFORD shall notify TEKMIRA in writing as soon as reasonably possible setting forth the nature of such change.  TEKMIRA shall respond in writing as soon as reasonably possible to inform what effect, if any, such required change may have on the Service Fees, time frame or other parameter governing the delivery of Services, and the Parties shall make good faith efforts to execute a mutually agreeable change order (“Change Order”) as soon as reasonably possible.  No Change Order will be effective unless and until it has been signed by an authorized officer of each Party.  If agreed between the Parties, TEKMIRA shall continue to provide Services during the Parties’ investigation or negotiation of such Change Order, provided such efforts would facilitate the completion of the work envisioned in the proposed Change Order.

2.3	OXFORD performance of the Clinical Trial

2.3.1
It is the intention that OXFORD shall be the Sponsor of Clinical Trials utilizing the Investigational Medicinal Product, subject to obtaining all required approvals and in accordance with applicable law and regulatory requirements.  If OXFORD is not the Sponsor, TEKMIRA shall have the right to either approve the assignment of this Agreement by OXFORD, or enter into a Clinical Trial Agreement with the sponsor of the Clinical Trial. OXFORD shall use its best efforts to conduct the Clinical Trial in accordance with the Applicable Requirements.

2.3.2
Although Oxford will conduct any Clinical Trials in accordance with 2.3.1, the Parties acknowledge and agree that Oxford does not undertake that any work carried out under or pursuant to this Agreement will lead to any particular result, nor is the success of such work guaranteed.

2.4	TEKMIRA performance of Clinical Trial activities

2.4.1
To the extent that OXFORD delegates any activity to TEKMIRA under this Agreement for which OXFORD has regulatory responsibility under applicable law, TEKMIRA shall carry out such regulatory activity in accordance with the Applicable Requirements. The following activities are hereby delegated to TEKMIRA:

(a)           the Manufacture and supply of the Investigational Medicinal Product and the Infusion Kit;

(b)           the preparation and supply of the Investigator’s Brochure;

(c)           the preparation and supply of the Investigational Medicinal Product Dossier;

(d)           the preparation and supply of the DSUR.

Article 3  Manufacturing Services

3.1	Use of Materials and Investigational Medicinal Product

OXFORD agrees that it shall use all reasonable endeavours to:

3.1.1	control and use Investigational Medicinal Product, Infusion Kits and TEKMIRA Confidential Information in compliance with this Agreement;

3.1.2	use Investigational Medicinal Products, Infusion Kits and TEKMIRA Confidential Information solely in the performance of the Clinical Trial and for no other purpose whatsoever;

3.1.3
except with the prior written consent of TEKMIRA not distribute or release any Investigational Medicinal Product, Infusion Kits, TEKMIRA Confidential Information or TEKMIRA IP, to any Person other than those Persons who require access to same for the conduct of the Clinical Trial, unless to any Regulatory Authorities as part of a statutory request, in which latter case, OXFORD shall promptly notify TEKMIRA in writing of such request;

3.1.4	not duplicate or reverse engineer, or in any other way attempt to determine the identity, chemical composition or sequence of the Investigational Medicinal Product; and

3.1.5	inform each Consortium Collaborator in writing of their obligation to comply with this Section 3.1.

3.2	Storage

OXFORD shall use all reasonable endeavours to maintain (or procure that the same are maintained at Trial Sites) adequate facilities for the storage of Investigational Medicinal Product and Infusion Kits, store Investigational Medicinal Product in accordance with the storage and handling specifications, and maintain handling and storage records pertaining thereto.

3.3	Transport and Risk of Loss

3.3.1
TEKMIRA will package, label and ship the Investigational Medicinal Product using TEKMIRA’s standard shipping, packaging and labeling procedures, which labeling procedures shall conform with FDA requirements, and shall ship Investigational Medicinal Product to the address specified in the Shipping Details (as defined in Exhibit 3.3.1), in accordance with TEKMIRA’s packing and shipping specifications.  Shipment will be DAP (Incoterms 2010) and subject to the provisions of Exhibit 3.3.1.

3.3.2
TEKMIRA shall purchase sufficient insurance coverage for fire and related perils in respect of property damage for replacement value for the period of time during which raw materials and components funded by the Deposit is located at TEKMIRA’s facilities, which coverage includes, amongst other things, accidental damage, malicious damage, and fire.

3.4	Reporting and Records

In order to enable TEKMIRA to comply with its regulatory obligations to Regulatory Authorities worldwide:

3.4.1
OXFORD will keep TEKMIRA advised of the status of the Clinical Trial through regular telephone conversations and E-mails and will share with TEKMIRA in a timely manner, all Results and observations made during the Clinical Trial.  OXFORD shall have the right to remove all patient identifiers prior to disclosure of any Results in accordance with the DPA and other privacy laws.  In the event of a serious adverse event, OXFORD shall notify TEKMIRA immediately, but in no case more than twenty-four (24) hours following the occurrence of such serious adverse event.

3.4.2
OXFORD will keep complete and accurate written records of the status and progress of each patient in the Clinical Trial in accordance with the OXFORD Protocol and on the receipt and disposition of Investigational Medicinal Product, and make same available to TEKMIRA upon TEKMIRA’s reasonable request subject to OXFORD’s right to remove all patient identifiers prior to disclosure in accordance with the DPA and other privacy laws.   For the purposes of the communications contemplated in this Section 3.4, OXFORD’s primary contact shall be Dr. Peter Horby, and TEKMIRA’s primary contact shall be Dr. Mark Kowalski.

Article 4 Compensation

4.1	[***]

4.1.1	[***].

4.1.2	[***].

4.1.3	[***].

4.1.4	[***].

4.1.5	[***].

4.1.6	[***].

4.2	Future Development and Use of the Investigational Medicinal Product

If the Investigational Medicinal Product is shown to be safe and efficacious, TEKMIRA agrees that it shall use reasonable endeavors to, through itself of its designees, (a) make the Investigational Medicinal Product available for further research purposes (in so far as production capacity allows) to evaluate the use of the Investigational Medicinal Product in patients with Ebola Virus Disease including investigations of safety and efficacy; (b) seek registration of the Investigational Medicinal Product for use in patients with Ebola Virus Disease with appropriate regulatory authorities; and (c) make the Investigational Medicinal Product available for procurement by relevant parties, international agencies, and/or governments of any country classified as a low or lower middle income country by the Organization for Economic Co-operation and Development affected by Ebola Virus Disease in sufficient quantities to meet demand (in so far as production capacity allows) [***].

Article 5 Regulatory Compliance, Support and Responsibilities

5.1	Anti-Bribery

5.1.1	Each Party shall:

(a)	comply with all Relevant Requirements;

(b)
have and shall maintain in place throughout the Term its own policies and procedures, including Adequate Procedures under the Relevant Requirements, to ensure compliance with the Relevant Requirements and will enforce them where appropriate; and

(c)	promptly report to the other Party any request or demand for any undue financial or other advantage of any kind received by it in connection with this Agreement.

5.1.2
Each Party shall ensure that any Associated Person who it involves in the performance of any obligations under this Agreement and/or the provision of support services does so only on the basis of a written agreement which imposes on and secures from such Associated Person terms equivalent to those imposed on the Parties under this Section 5.1.

5.1.3	The Parties acknowledge and agree that any breach of this Section 5.1 (however trivial) shall be deemed to be an irremediable material breach of this Agreement.

5.2	Clinical Samples

5.2.1
 All Clinical Samples shall, unless otherwise agreed in writing, be held under the custodianship of OXFORD with any storage and transfer to be always in accordance with all Applicable Requirements. OXFORD shall exercise its rights and duties as custodian of the Clinical Samples in accordance with the relevant Trial Subject Consent Documents, any relevant Ethics Committee Opinion, Applicable Requirements and this Section 5.2.

5.2.2
All use of the Clinical Samples, other than for the purposes of the Clinical Trial, shall be subject to a determination as to the safety and scientific validity of the proposed use of the Clinical Samples (taking into account the quantity of the Clinical Samples available). The final decision in relation to such use shall be taken by OXFORD, as custodian of the Clinical Samples, always in accordance with the Trial Subject Consent Documents and all Applicable Requirements.

5.3	Regulatory Support

5.3.1
TEKMIRA will be responsible for (a) designing and implementing stability study protocols for the testing of Investigational Medicinal Product and reporting out-of-specification results, if any, to OXFORD during the duration of the Clinical Trial; and (b) updating TEKMIRA’s regulatory filings for the Investigational Medicinal Product with all results generated in the performance of the stability studies.  Parameters for the stability study design are set forth in Exhibit 5.3.1 attached hereto.

5.4	Responsibilities

5.4.1	TEKMIRA will be responsible for maintaining and fulfilling all cGMP requirements that are imposed upon TEKMIRA as the Manufacturer of the Investigational Medicinal Product.

5.4.2
OXFORD will be responsible for (a) obtaining and maintaining all applicable permits (including informed patient consent), licenses and such approvals to the extent necessary for the conduct of the Clinical Trial, and (b) complying with all applicable GCPs as well as local government laws and regulations in the conduct of the Clinical Trial.

5.5	Records, Audits and Inspections

5.5.1
Each Party shall maintain records in relation to the conduct of the Clinical Trial (appropriate to its role and responsibilities under this Agreement) in accordance with GCP and applicable law; and the Parties shall retain such records for the later of fifteen (15) years from the conclusion of the Clinical Trial (however determined) or such longer period of time as may be required by applicable law, including the record retention requirements of the United States Food and Drug Administration.

5.5.2
Each Party shall allow an independent auditor, appointed by mutual written agreement of the Parties, during normal working hours and upon reasonable written notice to inspect that portion of its facilities and records solely for the purpose of auditing the Party’s compliance with GCP, GMP and applicable law in relation to the manufacture and supply of the Investigational Medicinal Product and/or the conduct of the Clinical Trial. Any such auditor shall be accompanied by personnel of the audited Party at all times, shall be qualified to conduct such audits and shall comply with all applicable rules and regulations relating to facility security and health and safety.

5.5.3
Each Party shall make its facilities and records available for inspection by representatives of any Regulatory Authority in compliance with all applicable laws. A Party shall notify the other Party within three (3) days of its receipt of any correspondence, notice or any other indication whatsoever of Regulatory Authority inspection, investigation or other inquiry, or other notice or communication from any Regulatory Authority of any type, that could reasonably be expected to affect the manufacture and supply of the Investigational Medicinal Product and/or the conduct of the Clinical Trial in a material way.

5.5.4
To the extent that any inspection, investigation or other inquiry pursuant to Section 5.5.3 concerns the Investigational Medicinal Product supplied, or to be supplied, or the conduct of the Clinical Trial, the affected Party shall invite and allow representatives of the other Party to be present during the applicable portions of any such inspection, investigation or other inquiry.  The affected Party shall consult with the other Party with respect to any response to observations and notifications received in connection with any such inspection, investigation or other inquiry and will give the other Party an opportunity to comment upon (which comments shall be considered by the affected Party in good faith) any proposed response before it is submitted; provided, however, that TEKMIRA shall not be required to disclose to or consult with OXFORD regarding any manufacturing or equipment specifications, processes, methods or Know-How covering the Investigational Medicinal Product.

5.6	Variation

In the event that:

5.6.1	any Regulatory Authority requires a Party to implement any changes to the Clinical Trial that affects this Agreement;

5.6.2	any Ethics Committee requires a Party to implement any changes to the Clinical Trial that affects this Agreement;

5.6.3	any changes to this Agreement are required in order to comply with changes to applicable law; or

5.6.4
any Party, in its reasonable opinion, considers it to be necessary to change this Agreement to ensure: (a) the safety of Trial Subjects; (b) the scientific validity of the Clinical Trial; or (c) that the conditions and principles of GCP and/or cGMP are satisfied or adhered to in relation to the Clinical Trial the Parties shall not unreasonably withhold or delay agreement to such change or its implementation; nor shall a Party impose unreasonable conditions (having regard to the other terms of this Agreement) in implementing the change.  Any revision to the Service Fees required by a variation pursuant to this Section shall (to the extent possible) be calculated using the same or an equivalent method to that which was used to calculate the Service Fees prior to such change.

Article 6 Clinical Trial

6.1	Protocol Development

6.1.1	OXFORD and TEKMIRA will mutually agree upon the OXFORD Protocol, which will be designed utilizing the TEKMIRA Protocol for instructions related to Product administration.

6.1.2
Once the parties have mutually agreed upon the OXFORD Protocol, if OXFORD wishes to make further changes to the OXFORD Protocol after TEKMIRA’s approval has been granted, TEKMIRA shall again have the right receive, review, comment and approve in writing each new change.  In this latter case, TEKMIRA may only withhold approval of the OXFORD Protocol for reasons relating to patient safety or data integrity, as determined by changes in mode or rate of drug administration, dosage, method of tracking and/or reporting patient adverse events, frequency or nature of safety monitoring, inclusion criteria, exclusion criteria, use of concomitant medications, randomization, stopping rules, use of placebo, or other elements relating to patient care.

6.1.3
TEKMIRA may, subject to Section 11.3.6 (return of Wellcome Trust funding), decline to ship Investigational Medicinal Product and terminate this Agreement in the event that the OXFORD Protocol or any further change thereto is not approved by TEKMIRA.  If after shipment of the Investigational Medicinal Product, the OXFORD Protocol or any further change thereto is not approved by TEKMIRA, the Parties shall mutually terminate the Agreement, and subject to Section 11.3.6 (return of Wellcome Trust funding) OXFORD shall promptly return all Investigational Medicinal Product to TEKMIRA or destroy same and confirm destruction in writing, at TEKMIRA’s sole election.

6.2	Conduct of Clinical Trial

6.2.1	The Parties acknowledge and agree that OXFORD shall be the Sponsor of the Clinical Trial.

6.2.2
Nothing in this Agreement shall prevent OXFORD or its Representatives from taking appropriate urgent measures (including, if reasonably appropriate, suspension of the Clinical Trial) in order to protect Trial Subjects against any immediate hazard to their health or safety. If such measures are taken by OXFORD or its Representatives, it shall as soon as reasonably practicable give written notice to TEKMIRA of the measures taken and the circumstances giving rise to those measures.

6.2.3
Although OXFORD will conduct the Clinical Trial in accordance with Section 6.2.2 the Parties acknowledge and agree that OXFORD does not undertake that any work carried out under or pursuant to this Agreement will lead to any particular result, nor is the success of such work guaranteed.

6.2.4	TEKMIRA shall provide to OXFORD such information and cooperation as OXFORD may reasonably request to enable OXFORD to conduct the Clinical Trial.

6.3	Personnel

6.3.1
OXFORD shall use its reasonable endeavours to retain the services of the Chief Investigator during the Term; and to ensure that all Personnel are appropriately qualified by education, training and experience to perform the tasks given to them.

6.3.2
OXFORD shall use its reasonable endeavours to ensure that the Chief Investigator does not, during the Term, conduct any other clinical trial which might adversely affect OXFORD’s ability to perform its obligations under this Agreement.

6.3.3
OXFORD shall promptly notify TEKMIRA if at any time during the Term the Chief Investigator is unable or unwilling to continue the direction or supervision of the Clinical Trial. Within sixty (60) days after such incapacity or expression of unwillingness, OXFORD shall nominate a successor to be the Chief Investigator. TEKMIRA shall not unreasonably decline to accept the nominated successor, but if the successor is not acceptable to TEKMIRA on reasonable and substantial grounds, then either Party may terminate this Agreement on ninety (90) days’ written notice to the other Party.

6.4	Ethical and Regulatory Approvals

6.4.1
OXFORD and the Chief Investigator shall, subject to Section 6.4.2, be responsible for obtaining all necessary Ethics Committee Opinions and Regulatory Approvals. OXFORD shall provide to TEKMIRA written status reports on such applications at reasonable intervals.

6.4.2
TEKMIRA shall, in relation to the Investigational Medicinal Product, be responsible for compiling the Investigational Medicinal Product Dossier.  TEKMIRA shall grant OXFORD, permission to provide the applicable Regulatory Authorities reference access to TEKMIRA’s Investigational Medicinal Product Dossier in a timely manner sufficient to meet OXFORD’s obligations under this Agreement.

6.4.3
The Parties acknowledge and agree that OXFORD cannot: (a) start the Clinical Trial or cause the Clinical Trial to be started; or (b) conduct the Clinical trial; unless the conditions set out in Section 6.4.4 have been satisfied.

6.4.4	The conditions referred to in Section 6.4.3 are:

(a)	the receipt of the relevant Ethics Committee Opinion by OXFORD; and

(b)	the receipt of the Regulatory Approval by OXFORD.

6.5	Trial Sites

6.5.1	OXFORD shall enter into Trial Site Agreements which set out the terms under which OXFORD as Sponsor and each Trial Site shall collaborate in the performance of the Clinical Trial.

6.5.2	The Parties acknowledge that it may not be possible to accurately forecast the recruitment of Trial Subjects, and that the number of Trial Sites may need to be reviewed from time to time.

6.5.3
OXFORD shall use its reasonable endeavours to select Trial Sites and Investigators who are experienced in, or shall be trained in, the conduct of clinical trials in the therapeutic field relevant to the Clinical Trial. OXFORD shall provide to TEKMIRA written status reports on the Trial Sites appointed by OXFORD at reasonable intervals.

6.5.4
The responsibilities of a Trial Site are detailed in the Protocol and shall be further detailed in the applicable Trial Site Agreement, which shall be consistent with the terms of this Agreement and impose consistent obligations on the Trial Sites.

6.6	Data Protection

6.6.1
The Parties acknowledge and agree that, notwithstanding any other provision contained in this Agreement, OXFORD shall not, and shall procure that any Representative of OXFORD does not, disclose any Personal Data of a Trial Subject to TEKMIRA, except where strictly necessary and where permitted by applicable law (including the DPA).

6.6.2	TEKMIRA undertakes, not to identify, or attempt to identify, a Trial Subject from any information supplied to it by OXFORD or its Representatives under this Agreement.

6.6.3
The Parties shall (and shall ensure that their respective Representatives shall) comply with the requirements of the DPA (and related legislation) in conducting the Clinical Trial or otherwise in connection with this Agreement.

6.7	Pharmacovigilance

6.7.1
OXFORD, as Sponsor, shall be responsible for reporting all Safety Information in relation to the Clinical Trial to the Regulatory Authority and/or the Ethics Committee in accordance with applicable law.

6.7.2
OXFORD shall report all Safety Information in relation to the Clinical Trial to TEKMIRA as soon as reasonably practicable and, in any event, not later than the date on which OXFORD reports any such Safety Information to the Regulatory Authority or, as the case may be, the Ethics Committee.

6.7.3
OXFORD shall, as soon as reasonably practical, during and after the conclusion of the Clinical Trial (however determined), provide TEKMIRA with access to all Safety Information and other data relating to Adverse Reactions (collected in accordance with the Protocol) in relation to the Clinical Trial (including the right to make copies) to the extent necessary for TEKMIRA’s preparation of the DSUR and for regulatory purposes only.

6.7.4
TEKMIRA shall, during the Term, promptly report to OXFORD all Safety Information relating to other clinical trials that test or use the Investigational Medicinal Product which it has contributed to the Clinical Trial and for which OXFORD is not the Sponsor.

6.7.5
TEKMIRA shall, in relation to the Investigational Medicinal Product, be responsible for compiling the DSUR during the Term and thereafter in relation to the DSUR required at the end of the then current reporting year.  TEKMIRA shall provide each DSUR to OXFORD in a timely manner sufficient to meet OXFORD’s obligations under applicable law.

6.8	Insurance

OXFORD, as Sponsor,  shall have, and maintain in place for the Term and for a period of five years thereafter, an insurance policy to provide legal liability compensation for injury caused to a Trial Subject by participation in this Clinical Trial. TEKMIRA confirms that it shall have, and maintain in place for the Term and for a period of five years thereafter, adequate insurance related to its liabilities under this Agreement, in particular as regards the Manufacture and supply of the Investigational Medicinal Product.

Article 7 Intellectual Property

7.1	Background IP

7.1.1
Nothing in this Agreement shall affect the ownership of any Background IP.  Without limiting the generality of the foregoing, OXFORD acknowledges and agrees that all materials, information and Confidential Information disclosed and/or supplied by TEKMIRA or its Representatives to OXFORD or OXFORD’s Representatives are the exclusive property of TEKMIRA (collectively, “TEKMIRA IP”) and that TEKMIRA shall retain all right, title and interest, including all Intellectual Property rights in and to such TEKMIRA IP.

7.1.2
Each Party grants to the other Party a non-exclusive, worldwide, royalty-free license under its Background IP solely to the extent provided by a Party for use within the Clinical Trial and necessary for the other Party to perform its obligations under this Agreement. The license granted under this Section 7.1.2 shall be sub-licensable solely to the extent necessary for the conduct of the Clinical Trial in accordance with this Agreement.

7.2	Arising IP

7.2.1	All Arising IP shall be owned by OXFORD, except that all TEKMIRA Arising IP shall be owned by TEKMIRA.

7.2.2
OXFORD shall disclose in writing to TEKMIRA all TEKMIRA Arising IP of which OXFORD becomes aware, promptly but no later than fourteen (14) days following OXFORD becoming aware of same and shall assign and cause its Representatives to assign to TEKMIRA without additional consideration, all right, title and interest in and to TEKMIRA Arising IP.

7.2.3
OXFORD hereby grants to TEKMIRA, subject to Section 7.2.4, a non-exclusive, worldwide, perpetual, fully paid-up, royalty-free, sublicensable license under all Arising IP conceived or reduced to practice by OXFORD or its Representatives, for its own internal research and regulatory filings.  If this Agreement is terminated for TEKMIRA’s material breach, this licensee will automatically terminate.

7.2.4
Subject to TEKMIRA calling for (in writing) and completing a license agreement within six months after the completion of the Clinical Trial (or by such other date as the Parties may agree), the OXFORD is willing to grant to TEKMIRA a license to make, have made, use and market products and services derived from the Arising IP. Subject to Section 7.2.6, the license would be exclusive. Under such license, TEKMIRA would agree to pay:

(a)	a reasonable proportion of all up front, milestone and other payments received by TEKMIRA and attributable in whole or in part to Arising IP;

(b)
reasonable royalties based on the net selling prices of all licensed products (that is to say, all products and services marketed by TEKMIRA or TEKMIRA’s sub-licensees and derived from, produced by, or containing Arising IP); and

(c)	reasonable royalties on any cross licensing and other non-monetary compensation received by TEKMIRA from the exploitation of Arising IP.

The remaining terms of the license would be settled between the Parties in good faith negotiations: if at any point they were unable to agree, the point in dispute would be settled in London by an arbitrator. The arbitrator would be a barrister specializing in intellectual property law, who had no prior association with either Party or was otherwise acceptable to both Parties. He or she would be nominated for the purpose by the then Chairman of the General Council of the Bar. OXFORD may fulfil its obligations under Section 7.2.4 through its technology transfer company, Isis Innovation Limited, and may take such actions (including in respect of the Arising IP) as may be necessary or desirable for this purpose.

7.2.5
TEKMIRA hereby grants to OXFORD and each Consortium Collaborator, a non-exclusive, worldwide, perpetual, fully paid-up, royalty-free, sublicensable license under all TEKMIRA Arising IP (a) during the Clinical Trial, and (b) for any future administration of Investigational Medicinal Product supplied by TEKMIRA or TEKMIRA’s licensees or designees.  If this Agreement is terminated for OXFORD’s material breach, this licensee will automatically terminate.

7.2.6	The University and its Representatives shall have the irrevocable right in perpetuity to use any and all Arising IP for Academic and Research Purposes and for the purpose of Clinical Patient Care.

7.3	Perfection of Ownership Rights

7.3.1	OXFORD agrees to and shall cause each Consortium Collaborator to:

(a)
report to TEKMIRA all TEKMIRA Arising IP created, conceived or reduced to practice by it or its Representatives as a result of conducting the Clinical Trial within fourteen (14) days of becoming aware of such discoveries or inventions;

(b)
cooperate and cause its Representatives to cooperate with TEKMIRA, at TEKMIRA’s expense, in perfecting TEKMIRA’s ownership and other proprietary rights in respect of any TEKMIRA Arising IP to which TEKMIRA is entitled pursuant to this Article 7; and

(c)
execute, assign and deliver, and cause its Representatives to execute, assign and deliver to TEKMIRA, at TEKMIRA’s expense, any documents and any other instruments of conveyance and transfer that TEKMIRA may reasonably require with respect to TEKMIRA’s rights to TEKMIRA Arising IP under this Article 7.

Article 8 Confidentiality

8.1	Confidentiality Obligations

8.1.1
OXFORD acknowledges and agrees that (a) all information provided by TEKMIRA in confidence to OXFORD or OXFORD’s Representatives under the Non-Disclosure Agreement constitutes TEKMIRA Confidential Information for the purposes of this Agreement, and (b) the provisions of this Article 8 shall apply to all TEKMIRA Confidential Information received by OXFORD or its Representatives on or after the effective date of the Non-Disclosure Agreement.

8.1.2
Each Party (the “Receiving Party”) will keep all Confidential Information received from the other Party (the “Disclosing Party”) in confidence for a period of seven (7) years from the date of receipt thereof and will not, without the Disclosing Party’s prior written consent, disclose any of the Disclosing Party’s Confidential Information to any person or entity, except to those of its Representatives who (i) require such Confidential Information for the performance of this Agreement or the conduct of the Clinical Trial, (ii) are made aware of the confidential nature of the Confidential Information, and (iii) are bound by obligations of confidentiality with regard to any Confidential Information received.  Each Party shall remain liable for the uses and disclosures of its Representatives.

8.1.3	The obligation of confidentiality set out in Section 8.1.2 shall not apply to information that:

(a)	is already in the Receiving Party's or any of its Representatives’ possession at the time of disclosure, as can be demonstrated by the Receiving Party by written records;

(b)	is or later becomes part of the public domain other than as a consequence of a breach of an obligation of confidentiality owed to the Disclosing Party by the Receiving Party;

(c)	is received from a third party having no obligations of confidentiality to the Disclosing Party;

(d)	is independently developed by the Receiving Party or any of its Representatives as can be demonstrated by the Receiving Party by written records; or

(e)
is required by law or regulation to be disclosed by the Receiving Party, provided that as far as legally possible the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to oppose such disclosure and if disclosed, the Confidential Information disclosed shall be limited to that Confidential Information which is legally required to be disclosed in response to such law or regulation.

A combination of features will not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the Receiving Party unless the combination itself is in the public domain or in the possession of the Receiving Party.

8.1.4
If OXFORD receives a request under the FOI Legislation to disclose any information which, under this Agreement, is TEKMIRA’s Confidential Information, it will notify TEKMIRA and will consult with TEKMIRA. TEKMIRA will respond to OXFORD within seven (7) Business Days after receiving OXFORD’s notice if that notice requests them to provide information to assist OXFORD to determine whether or not an exemption in the FOI Legislation applies to the information requested under the FOI Legislation.

8.1.5
The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such Confidential Information is specifically required to be disclosed to the Ethics Committee or the Regulatory Authority. The Parties acknowledge that there is a general understanding that any such Ethics Committee and Regulatory Authority will keep information submitted to it confidential, and the Receiving Party shall mark any of the Disclosing Party’s Confidential Information disclosed in accordance with this Section 8.1.5 as “confidential”, but each Party accepts that the Receiving Party would be unable to impose any specific obligations upon such bodies.

8.1.6	The Parties acknowledge and agree that the Protocol shall not be regarded as Confidential Information under this Agreement.

8.2	Publication

Subject to the provisions of Section 8.2.3, the Parties agree as follows:

8.2.1
TEKMIRA shall not prevent or hinder any registered student of OXFORD from submitting for a degree of OXFORD a thesis based on the Results, the examination of such a thesis by examiners appointed by OXFORD, or the deposit of such a thesis in accordance with the relevant procedures of OXFORD provided that TEKMIRA Confidential Information, TEKMIRA Arising IP and TEKMIRA IP receive the protections afforded under Article 7 (Intellectual Property) and Article 8 (Confidential Information);

8.2.2	in accordance with normal academic practice, all Personnel shall be permitted to publish the Results following the procedures laid down in Section 8.2.3;

8.2.3
subject to Section 8.2.7 below, where OXFORD, any registered student of OXFORD or any Personnel wishes, during the Term and for a period of three (3) years after, to submit for publication the Results, OXFORD will submit details of such Results to TEKMIRA in writing not less than ten (10) days in advance of the submission for publication. TEKMIRA may require OXFORD to (a) delay submission for publication if, in TEKMIRA’s reasonable opinion, such delay is necessary in order to seek patent or similar protection for the TEKMIRA Arising IP subsisting in such Results and/or (b) to redact any TEKMIRA Confidential Information or TEKMIRA IP. A delay imposed on submission for publication as a result of a requirement made by TEKMIRA shall not last longer than is absolutely necessary to seek the required protection, and therefore shall not exceed one (1) month from the date of receipt of OXFORD’s notice to publish, although OXFORD will not unreasonably refuse a request from TEKMIRA for additional delay in the event that the property rights of TEKMIRA would otherwise be lost. Notification of the requirement for delay in submission for publication must be received by OXFORD within thirty (30) days after the receipt of the notice to publish by TEKMIRA, failing which OXFORD, its registered students and its Personnel shall be free to assume that TEKMIRA has no objection to the proposed publication.  OXFORD shall provide TEKMIRA a final copy of any pre-publication material to confirm the redaction of TEKMIRA Confidential Information or TEKMIRA IP required by TEKMIRA;

8.2.4
OXFORD shall register the Clinical Trial on a free-to-user, open access clinical trial databases (e.g. http://www.clinicaltrials.gov.uk) prior to the enrolment of the first Trial Subject. OXFORD shall use its reasonable endeavours to maintain and update the information on such database, as required, during the course of the Clinical Trial;

8.2.5
the Parties shall comply with recognized standards concerning publication and authorship, including the Uniform Requirements for Manuscripts Submitted to Biomedical Journals issued by the International Committee of Medical Journal Editors;

8.2.6
in accordance with the Funding terms and conditions, the Parties agree that all publications made of the Results of the Clinical Trial shall include the statement that “This work was supported by the Wellcome Trust and Tekmira Pharmaceuticals Corporation”; and

8.2.7
OXFORD and TEKMIRA acknowledge and agree that it is necessary for Results and data arising from the Clinical Trial to be made publicly available as soon as reasonably possible in recognition of the international public interest, and immediately provided to the relevant authorities and organizations involved in the implementation of responses to the current outbreak of Ebola Virus Disease, for the purposes of facilitating and informing such responses. OXFORD shall make relevant Results arising from the Clinical Trial (excluding Confidential Information provided by TEKMIRA, unless with TEKMIRA’s express advance consent) available to other research institutions and researchers engaging in research into Ebola Virus Disease as soon as reasonably possible (ideally on a “real time basis”), but always in accordance with the Applicable Requirements. OXFORD and TEKMIRA shall discuss such disclosures in advance and OXFORD shall take TEKMIRA’s reasonable comments into consideration prior to making any such disclosure.

8.3	No License

Except as expressly set forth in this Agreement neither Party will obtain any interest in the other Party’s Confidential Information or Intellectual Property.  OXFORD acknowledges and agrees that it does not acquire a license or any other right and that it shall notify each Consortium Collaborator in writing that they shall not acquire a license or any other right, to TEKMIRA Confidential Information except for the limited purpose of carrying out its rights and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of the Clinical Trial.

8.4	Return of Confidential Information

8.4.1
Within thirty (30) days following the completion of the Clinical Trial, OXFORD and each Consortium Collaborator will return to TEKMIRA or destroy and certify destruction in writing, at TEKMIRA’s sole discretion, all Confidential Information of TEKMIRA, including, to the extent practicable, all such information that is electronically stored by OXFORD or any Consortium Collaborator, all reproductions thereof.

8.4.2
To the extent it is required to do so under applicable laws or in order to ensure compliance with this Agreement, OXFORD and each Representative involved in the conduct of the Clinical Trial may retain one copy of TEKMIRA Confidential Information, provided that such copy is used or accessed solely for the purposes of determining OXFORD and such Representative’s compliance with applicable laws and with this Agreement

Article 9 Representations, Warranties  and  Covenants

9.1	Mutual Representations and Warranties

Each Party represents and warrants that

9.1.1
it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, inconsistent with the provisions of this Agreement;

9.1.2	the Person executing this Agreement on its behalf has the full power and authority to enter into this Agreement on its behalf; and

9.1.3	it shall comply with all applicable laws in the performance of this Agreement.

9.2	Individual Representations and Warranties

9.2.1	TEKMIRA represents, warrants, and covenants to OXFORD that all Services shall be performed in compliance with cGMP requirements.

9.2.2
OXFORD represents, warrants, and covenants to TEKMIRA that OXFORD shall (a) comply with GCP and all local laws and regulations governing the conduct of the Clinical Trial, and (b) notify each Consortium Collaborator that each of them has the obligation to comply with GCP and all local laws and regulations governing the conduct of the Clinical Trial.

9.3	Disclaimers

9.3.1
OXFORD makes no representation or warranty that advice or information given by the Chief Investigator or any other Personnel, or the content or use of any Results provided in connection with the Clinical Trial, will not constitute or result in infringement of third-party rights.

9.3.2
OXFORD accepts no responsibility for any use which may be made of any work carried out under or pursuant to this Agreement, or of the Results, nor for any reliance which may be placed on such work or Results, nor for advice or information given in connection with them.

9.3.3
TEKMIRA makes no representations or warranties, express or implied, either in fact or by operation of law, by statute or otherwise, and specifically disclaims any and all implied or statutory warranties, including without limitation, any warranty of merchantability or fitness for a particular purpose, efficacy of the Investigational Medicinal Product or Infusion Kits, or warranty of non-infringement.

9.4	No Implied Warranties

EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EFFICACY OF THE DRUG KIT, OR WARRANTY OF NON-INFRINGEMENT.

Article 10 LIABILITY

10.1	OXFORD

OXFORD shall, subject to Section 10.2, indemnify TEKMIRA and its Representatives (each, a “TEKMIRA Indemnitee”) against any and all claims, actions or demands, damages, costs and expenses (including any settlements or ex gratia payments made with the consent of OXFORD and any court costs and reasonable legal fees) incurred by TEKMIRA in connection with any claim made or brought (whether successfully or otherwise) by a Trial Subject (or their dependents) that result from any personal injury (including death) to a Trial Subject arising out of or related to the administration of the Investigational Medicinal Product or any clinical intervention or procedure provided for or required by the Protocol to which the Trial Subject would not otherwise have been exposed but for their participation in the Clinical Trial, except to the extent the same is caused by the negligent or wrongful acts or omissions or breach of statutory duty of any TEKMIRA Indemnitee or a breach of their obligations under this Agreement.

10.2	TEKMIRA

TEKMIRA shall, subject to Section 10.1, indemnify OXFORD and its Representatives (each, an “OXFORD Indemnitee”)against any and all claims, actions or demands, damages, costs and expenses (including any settlements or ex gratia payments made with the consent of TEKMIRA and any court costs and reasonable legal fees) incurred by OXFORD, the Trial Sites and the Representatives in connection with any claim made or brought (whether successfully or otherwise) by a Trial Subject (or their dependents) that result from the Investigational Medicinal Product supplied by TEKMIRA and its failure to comply with any requirement of this Agreement, GMP and/or applicable law, except to the extent that the same is caused by the negligence, wrongful acts or omissions or breach of statutory duty of any OXFORD Indemnitee.

10.3	Conditions

10.3.1	The indemnities set out in Section 10.1 and Section 10.2 shall not apply to any such claim or proceedings:

(a)
unless as soon as reasonably practicable following receipt of notice of such claim or proceedings, the Indemnified Person shall have notified the indemnifying Party in writing of it and shall, upon the indemnifying Party’s request and at that indemnifying Party’s cost, have permitted the indemnifying Party to have full care and control of the claim or proceedings using legal representation of its own choosing; or

(b)
if the Indemnified Person shall have made any admission in respect of such claim or proceedings or taken any action relating to such claim or proceedings prejudicial to the defence of it without the written consent of the indemnifying Party (such consent not to be unreasonably withheld or delayed), provided that no Indemnified Person shall be deemed to be in breach of this condition by any statement properly made by the Indemnified Person in connection with the operation of the Indemnified Person’s internal complaint procedures, accident reporting procedures, or disciplinary procedures, or where such a statement is required by law.

10.3.2	The indemnifying Party shall, in relation to any claim or proceedings it has assumed care and control of under Section 10.3.1(a):

(a)	keep the Indemnified Pperson fully informed of the progress of any claim or proceedings;

(b)	consult fully with the Indemnified Person on the nature of any defence to be advanced; and

(c)
not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), enter into any settlement or compromise of such claim or proceedings which: (a) would result in injunctive or other relief being imposed against an Indemnified Person; or (b) does not include as an unconditional term the giving by the claimant to all applicable Indemnified Persons of a release from liability in relation to such claim or proceedings.

10.3.3
Each Party shall use its reasonable endeavours to inform the other Party promptly of any circumstances that are likely to give rise to a claim or proceedings in respect of which it may be entitled to indemnification under Section 10.1 or Section 10.2; and shall keep the other Party reasonably informed of developments in relation to any such claim or proceedings, even where the Party does not intend to make a claim under Section 10.1 or Section 10.2.

10.3.4	Each Party shall give to the indemnifying Party such assistance as it may reasonably require for the conduct and prompt handling of any such claim or proceedings.

10.3.5
Nothing in Section 10.1 or Section 10.2 shall restrict or limit an Indemnified Person’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that gives rise to a claim under Section 10.1 or Section 10.2.

10.4	LIMITATION OF LIABILITY

10.4.1
OTHER THAN AS EXPRESSLY SET OUT IN THIS AGREEMENT, AND SUBJECT TO SECTIONS 10.4.3 AND 10.4.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT LOSS OR FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY, WHETHER SUCH LOSS ARISES FROM BREACH OF A DUTY IN CONTRACT, TORT, UNDER STATUTE OR IN ANY OTHER WAY INCLUDING, WITHOUT LIMITATION, LOSS ARISING FROM NEGLIGENCE, DEFAULT, BREACH OF DUTY, PRODUCT LIABILITY, STRICT LIABILITY, NON-DELIVERY, DELAY IN DELIVERY OR DEFECTS OR ERRORS IN THE WORK UNDERTAKEN PURSUANT TO THE TERMS OF THIS AGREEMENT, OR IN CONNECTION WITH ANY OTHER CLAIM REGARDLESS OF WHETHER ANY OTHER REMEDY PROVIDED HEREIN FALLS.

10.4.2
Each Party undertakes to make no claim in connection with this agreement or its subject matter against the other’s employees (apart from claims based on fraud or deliberate default). This undertaking is intended to give protection to individuals: it does not prejudice any right which either Party might have to claim against the other. The benefit conferred by this provision is intended to be enforceable by the persons referred to in it.

10.4.3
The maximum liability (other than as regards obligations to make payments under Article 4) of each Party to the other Party under or otherwise in connection with this Agreement or its subject matter shall not exceed £2,500,000 together with interest on the balance of such moneys from time to time outstanding, accruing from day to day at the Barclays Bank plc Base Rate from time to time in force and compounded annually as at 31 December. For the avoidance of doubt the indemnities set out in Section 10.1 shall be subject to the cap set out in this Section 10.4.3 of this Agreement.

10.4.4
Nothing in this Agreement limits or excludes a Party’s liability for: (a) death or personal injury resulting from its negligence; (b) any fraud or fraudulent misrepresentation; or (c) any sort of other liability which, by law, cannot be limited or excluded.

Article 11 Term and Termination

11.1	Term

This Agreement will commence as of the Effective Date and shall continue in force until the earlier of (a) termination by either Party as provided herein or (b) completion of the Clinical Trial (the “Term”).

11.2	Cancellation or Termination by OXFORD

11.2.1
OXFORD acknowledges that TEKMIRA must commit considerable resources in advance of Manufacturing the Investigational Medicinal Product and supplying the Infusion Kits by purchasing raw materials and components, and allocating lab space, time, equipment and human resources. Accordingly, if OXFORD cancels delivery of Investigational Medicinal Product and/or Infusion Kits, or terminates this Agreement for reasons other than TEKMIRA’s material breach of this Agreement, TEKMIRA shall have the right to retain all Investigational Medicinal Product and Infusion Kits under production and not yet shipped. For clarity, this right of TEKMIRA to retain or to have Investigational Medicinal Product returned for its exclusive use, is in addition to and not in substitution of TEKMIRA’s right to retain the Deposit, and any such use by TEKMIRA shall be subject to prior discussion with OXFORD and the Wellcome Trust (with Wellcome Trust approval being necessary prior to TEKMIRA’s use of the returned or retained Investigational Medicinal Product).

11.2.2
OXFORD shall have the right to reject any shipment of the Investigational Medicinal Product or Infusion Kits that does not conform with the requirements of this Agreement in all material respects. OXFORD shall not be required to pay any invoice with respect to any shipment of the Investigational Medicinal Product or the Infusion Kits properly rejected pursuant to this Section 11.2.2. At OXFORD's option, OXFORD shall be entitled either:

(a)	to a refund of all Service Fees paid by the University with respect to such rejected shipment (including the Deposit); or

(b)	to require TEKMIRA to replace such rejected shipment at no additional cost to OXFORD.

11.2.3	In the event that OXFORD selects the option under Section 11.2.2(b) with respect to any shipment of the Investigational Medicinal Product or the Infusion Kits:

(a)	TEKMIRA shall replace the rejected shipment as soon as reasonably practicable after the rejection; and

(b)	TEKMIRA shall provide OXFORD with updated delivery information (including estimated delivery dates of replacement product) upon it becoming available.

11.3	Termination for Cause

11.3.1	Either Party may terminate this Agreement:

(a)
for the other Party’s material or persistent breach of this Agreement. Prior to any such termination the Party seeking to terminate shall give the other Party thirty (30) days prior written notice of its intention to so terminate, which notice will set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within the thirty (30) day notice period, this Agreement shall automatically terminate;

(b)
with immediate effect on giving written notice to the other Party, if the other Party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other Party’s assets, or if the other Party makes an arrangement with its creditors.

11.3.2
If the application of the Chief Investigator or, as the case may be, OXFORD in relation to the Ethics Committee Opinion and/or the Regulatory Authority is finally rejected, and there is no possibility of appeal against such rejection, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party.

11.3.3
If, at any time during the Term, the Ethics Committee Opinion and/or the Regulatory Approval is suspended, revoked or otherwise terminated, and there is no possibility of appeal against such suspension, revocation or termination, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party.

11.3.4
This Agreement may be terminated by either Party with immediate effect by giving written notice to the other Party if it has reasonable and substantial grounds for believing the Clinical Trial should cease in the interests of the health and safety of the Trial Subjects or Representatives working in such Clinical Trial.

11.3.5	The provisions of this Section 11.3 are without prejudice to Section 5.1.3 or any other rights a Party may have to terminate this Agreement.

11.3.6	[***].

11.4	Other Remedies

Section 11.3 will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

11.5	Continuing Obligations

Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto and any obligations hereunder and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement.

11.6	Alternate Remedies

Nothing in this Agreement shall be deemed as preventing either Party from seeking specific performance, injunctive or other equitable relief or any other provisional remedy from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect the name, Confidential Information or Intellectual Property belonging to either Party or their respective Representatives without proof of actual damages and without the posting of bond or security for costs.

Article 12 General Provisions

12.1	Publicity and Advertising

Neither Party will use the other Party’s name or the name of any member of that Party’s personnel in any advertising, packaging, promotional material, or any other publicity without the prior written approval of the other Party.

12.2	Amendment

This Agreement may be amended or modified only in writing signed by the Parties.

12.3	Assignment and Subcontracting

The rights and obligations covered hereunder are personal to each Party hereto and for this reason this Agreement will not be assignable by either Party in whole or in part, without the prior written consent of the other Party in each instance; provided, however, that the restriction contained herein will in no way limit the rights of TEKMIRA to assign or appoint as its agent for any purpose of this Agreement any Affiliates or assign such rights to any Person or entity that purchases or licenses all or substantially all of the assets of TEKMIRA or its Affiliate or acquires or is combined with TEKMIRA in a merger or some other form of business combination. This Agreement will be binding upon and will enure to the benefit of the Parties hereto and to any permitted assignee or successor of either Party. Subject to other provisions of this Section 12.3, if one Party validly assigns any or all of its obligations hereunder, such assigning Party agrees to remain bound by all of its responsibilities and obligations hereunder. Any and all assignments of this Agreement or any interest herein not made in accordance with this Section 12.3 will be void ab initio.

12.4	Counterparts

This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. Both counterparts shall be construed together and shall constitute one and the same agreement. This Agreement may be executed by the Parties and transmitted by facsimile transmission or PDF copy, and if so executed and transmitted this Agreement shall be for all purposes as effective as if the Parties had delivered an executed original Agreement.

12.5	Entire Agreement and Exhibits

This Agreement constitutes the entire agreement of the Parties, superseding any and all previous agreements, whether oral or written, as to any purchase of Investigational Medicinal Products or Services.  Each Exhibit is incorporated by reference and made a part of this Agreement.

12.6	Force Majeure

If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason by circumstances beyond its reasonable control (“force majeure”), including, by way of example and not of limitation, fire, flood, explosion, storm, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, inability to acquire sufficient raw materials, failure of suppliers or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing contingencies or not, said Party will provide written notice of same to the other Party. Said notice will be provided within seven (7) days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use commercially reasonable efforts to remove such disability and will continue performance of the affected obligations whenever such causes are removed provided that the Party will throughout the period of disability continue performance of the non-affected obligations. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s non-performance. If the period of delay or non-performance continues for thirty (30) days, the Party not affected may terminate this Agreement by giving fourteen (14) days’ written notice to the affected Party.

12.7	Further Acts

Both Parties hereby undertake to do such further acts and take such steps as may be reasonably required to implement the intent of this Agreement.

12.8	Governing Law

This Agreement will be governed and construed in accordance with the laws of England and Wales, excluding any choice of law rules that may direct the application of the law of another jurisdiction.

12.9	Sale of Goods

The application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is expressly excluded with respect to this Agreement.

12.10	Notice

Notices provided under this Agreement to be given or served by either Party on the other will be given in writing and served personally, by prepaid registered mail, return receipt requested, by a reputable courier company or by means of facsimile to the following respective addresses or to such other addresses as the Parties may hereafter advise each other in writing. Each such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date telecommunicated if by facsimile, and (iii) on the date upon which the return receipt is signed or delivery is refused, as the case may be, if mailed.

To OXFORD:

University of Oxford                                                 Tel:  +44 (0) 1865 572201
NDM Research Building                                          Fax: +44 (0) 1865 572215
Old Road Campus, Roosevelt Dr.                           Attention: Principal Investigator and
Oxford, 0X3 7FZ                                                        Department Administrator
United Kingdom

And

University of Oxford                                                 Tel: 01865 270138
Legal Services Office                                                Fax: 01865 280569
Wellington Square,                                                   Attention: Director of Research Services
Oxford OX1 2JD
United Kingdom

To TEKMIRA:

Tekmira Pharmaceuticals Corporation                   Tel:  +1 (604) 419-3205
100-8900 Glenlyon Parkway                                     Fax: +1 (604) 419-3201
Burnaby, B.C. V5J 5J8                                               Attention:  Sr. VP Business Development
Canada

12.11	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

12.12	Waiver

No delay or waiver on the part of TEKMIRA or OXFORD in exercising any right, power or privilege hereunder will operate as a waiver of either TEKMIRA or OXFORD of any right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.13	Survivorship

Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination or of any rights and obligations of the parties that by their terms survive termination or expiration of this Agreement, including the provisions of Article 1, Sections 3.1, 3.4.2, 4.1.2, 4.1.6,  5.4, 5.5,  Sections 6.6, 6.7, 6.8, Article 7 , Article 8, Sections 9.3 and 9.4, Article 10, Article 11, and Article 12 of this Agreement.

IN WITNESS WHEREOF, duly authorized Representatives of the Parties have executed this Agreement on the date first above written.

The Chancellor Masters and Scholars of the University of Oxford

By:__________________________________                                           By:__________________________________
(signature)                                                                                                            (signature)

Name:________________________________                                           By:__________________________________
(print name)                                                                                                          (print name)

Title:_________________________________                                           Title:_________________________________

Acknowledged by Chief Investigator

By:_________________________________
(signature)

Name:______________________________
(print name)

Tekmira Pharmaceuticals
Corporation
(on behalf of itself and its Affiliate,
Protiva Biotherapeutics, Inc.)

By:__________________________________                                           By:__________________________________
(signature)                                                                                                         (signature)

Name:________________________________                                           Name:________________________________
(print name)                                                                                                      (print name)

Title:_________________________________                                           Title:_________________________________

EXHIBIT 1.1.34 CONTENT OF INFUSION KIT

One Infusion Kit, intended for single use only, is required for each administration of TKM-Ebola, and contains filters, needles, syringes, IV bags, and shipping bins.

EXHIBIT 1.1.38INVESTIGATIONAL MEDICINAL PRODUCT DESCRIPTION

TKM-130803 Product Description

[***]

EXHIBIT 3.3.1 DELIVERY

•	Shipment of Investigational Medicinal Product and Infusion Kits will be made in two (2) lots;

•	Shipments will only be made following TEKMIRA’s receipt of OXFORD’s written shipping details as follows:
(a)	the relevant VAT number of the recipient for customs purposes;
(b)	full details of the shipment destination address; and
(c)	the personal name and mobile phone number of the individual authorized to receive such shipments;
(together, the “Shipping Details”).

•	Subject to TEKMIRA having received OXFORD’s Shipping Details on or before December 10, 2014, the first lot will be shipped on December 15, 2014 and the second lot will be shipped on January 3, 2015.

•
If TEKMIRA receives OXFORD’s Shipping Details after December 10, 2014, TEKMIRA will ship the first lot within ten (10) Business Days, and the second lot within fifteen (15) Business Days, following receipt of OXFORD’s Shipping Details.  Notwithstanding anything to the contrary in the foregoing, for security of shipment receipt and handling, no lots will be shipped between the dates of December 16, 2014 and January 2, 2015 inclusive.

•	TEKMIRA shall not be liable for any delays arising from national or international government, customs or courier interactions.

EXHIBIT 5.3.1 STABILITY STUDY PARAMETERS

Three lots will be set aside for stability testing as follows:

•	[***]

•	[***]

•	[***]